Exhibit 99.1

Cubic Reports Second Quarter Fiscal Year 2013 Results

•                  Sales increased 7 percent over second quarter 2012 to $364.3 million

•                  Net income of $27.2 million compared to $23.4 million in the same period last year

•                  Earnings per share of $1.02 compared to $0.88 in the same period last year

•                  Total backlog of $2.80 billion at March 31, 2013 compared to $2.83 billion at September 30, 2012

•                  Net Income was positively impacted by retroactive federal R&D tax credit of $1.9 million

•                  Results were negatively impacted by restructuring and other charges totaling $7.4 million, before taxes

San Diego, Calif., May 2, 2013 — Cubic Corporation (NYSE: CUB) today reported its results for the second quarter of fiscal year 2013.  Sales for the second quarter of 2013 were $364.3 million, an increase of 7 percent compared to $339.6 million in the second quarter of 2012. Net income attributable to Cubic shareholders rose 16 percent to $27.2 million, or $1.02 per share, from $23.4 million, or $0.88 per share, in the second quarter of 2012. The benefit from retroactive renewal of the U.S. federal research and development tax credit was approximately $1.9 million and contributed $0.07 to earnings per share. Operating income was $34.6 million, up 6 percent from $32.5 million last year. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), a non-GAAP measure (as described below), was $41.5 million in this year’s second quarter compared to $38.0 million last year, an increase of 9 percent.

The second quarter of 2013 included a charge of $6.1 million, before applicable income taxes, for restructuring costs due to workforce reductions at Cubic Defense Systems. The global realignment was necessitated due to delayed U.S. government procurement decisions and a change in business mix. The realignment is expected to result in operating profit margin improvements during the remainder of the fiscal year.

“Overall we had a good quarter led by a strong performance in our transportation segment.” said William W. Boyle, Chief Executive Officer of Cubic Corporation. “Despite the unsettling DoD environment, we continue to win U.S. defense contracts and expand our transportation segment into new market areas. We remain encouraged for the remainder of the year due to our strong pipeline of international opportunities.”

Reportable Segment Results

Transportation Systems (38% of consolidated sales)

Cubic Transportation Systems (CTS) develops and delivers innovative fare collection systems and services for public transit authorities worldwide. In the second quarter of this year, CTS sales increased 5 percent to $138.8 million compared to $131.7 million in the same period last year. The increase resulted from higher sales on contracts in the U.K., including an annual system usage incentive, as well as higher U.S. sales on a bus contract and sales from the recently acquired NextBus, Inc.

Operating income from CTS in the second quarter this year increased 38 percent to $32.2 million from $23.4 million in the second quarter of last year, primarily due to higher sales in the U.K. and Australia, an increase in the annual system usage incentive mentioned above, and a more favorable mix of higher margin sales in the quarter compared to last year.

	Six Months Ended			Three Months Ended
	March 31,			March 31,
	2013	2012	% Change	2013	2012	% Change
	(in millions)			(in millions)
Transportation Systems Segment Sales	$257.4	$257.5	0%	$138.8	$131.7	5%

Transportation Systems Segment Operating Income	$45.4	$41.3	10%	$32.2	$23.4	38%

CTS total backlog decreased from $1,663.7 million as of September 30, 2012 to $1,616.3 million at March 31, 2013, primarily due to negative changes in currency translation.

Mission Support Services (34% of consolidated sales)

Mission Support Services (MSS) is a leading provider of highly specialized support services to the U.S. government and allied nations. Sales from MSS decreased 4 percent to $122.2 million in the second quarter this year, compared to $126.9 million in the second quarter of last year. The decrease in sales was primarily due to lower activity at the Joint Readiness Training Center (JRTC) in Fort Polk, Louisiana, which was partially offset by higher sales on contracts for the national security community and from NEK Special Programs Group LLC (NEK), a company acquired in December 2012 that provides training to the Special Forces community.

MSS operating income was $3.6 million in the second quarter this year compared to $4.6 million in the second quarter of last year. The decrease was from increased personnel costs on a flight simulator training contract and an operating loss of $0.3 million from NEK inclusive of acquisition-related costs of $0.4 million.

	Six Months Ended			Three Months Ended
	March 31,			March 31,
	2013	2012	% Change	2013	2012	% Change
	(in millions)			(in millions)
Mission Support Services Segment Sales	$235.6	$234.4	1%	$122.2	$126.9	-4%

Mission Support Services Segment Operating Income	$7.8	$9.1	-14%	$3.6	$4.6	-22%

Total backlog for MSS increased 9 percent or $69.6 million from $737.0 million to $806.6 million, partially due to the addition of backlog from the acquisition of NEK and the recently won U.S. Navy training services contract valued at $134.0 million.

Defense Systems (28% of consolidated sales)

Cubic Defense Systems (CDS) is focused on two primary lines of business: training systems and secure communications. In the second quarter, training systems sales were up 25 percent to $87.6 million from $70.3 million last year while operating income was down 10 percent to 7.0 million this year from $7.8 million last year.

Certain CDS product lines previously categorized as “Other” have been reclassified into “Secure communications” due to a management realignment. Secure communications sales increased 50 percent from $10.4 million last year to $15.6 million this year, reflecting higher sales from personnel locator systems. Secure communications operating loss decreased to $0.6 million in the second quarter from $1.7 million last year primarily due to the increase in higher margin personnel locator system sales, which was partially offset by a loss on a data link contract.

	Six Months Ended			Three Months Ended
	March 31,			March 31,
	2013	2012	% Change	2013	2012	% Change
	(in millions)			(in millions)
Defense Systems Segment Sales
Training systems	$153.2	$135.0	13%	$87.6	$70.3	25%
Secure communications	31.2	29.0	8%	15.6	10.4	50%
	$184.4	$164.0	12%	$103.2	$80.7	28%

Defense Systems Segment Operating Income
Training systems	$8.9	$12.3	-28%	$7.0	$7.8	-10%
Secure communications	(1.3)	(0.2)	550%	(0.6)	(1.7)	-65%
Restructuring costs	(6.1)	—		(6.1)	—
	$1.5	$12.1	-88%	$0.3	$6.1	-95%

CDS backlog is being negatively impacted by delays in contract awards and extensions, which are due in part to the budgetary uncertainties that our U.S. government customers are experiencing. CDS backlog was $381.1 million at March 31, 2013, down from $430.9 million at September 30, 2013.

Conference Call

Cubic management will host a conference call to discuss the company’s second quarter fiscal year 2013 results today, Thursday May 2, 2013 at 4:30 ET (1:30 PT) that will be simultaneously broadcast over the Internet. William W. Boyle, chief executive officer and John “Jay” D. Thomas, chief financial officer, will host the call. Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location through June 3, 2013.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems, cyber technologies, asset tracking solutions, and defense electronics. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we use Adjusted EBITDA which represents net income attributable to Cubic before interest, taxes, non-operating income, depreciation and amortization. We believe that the presentation of Adjusted EBITDA provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

# # #

- Financial Tables Follow -

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(in thousands)
Reconciliation:
Net income attributable to Cubic	$39,604	$44,091	$27,158	$23,397
Add:
Provision for income taxes	12,443	18,200	7,043	9,847
Interest expense (income), net	767	(1,048)	342	(633)
Other income, net	(49)	(1,045)	53	(122)
Noncontrolling interest in income of VIE	125	96	52	51
Depreciation and amortization	11,597	11,297	6,879	5,465
ADJUSTED EBITDA	$64,487	$71,591	$41,527	$38,005

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales:
Products	$300,669	$309,086	$164,968	$155,776
Services	377,007	347,325	199,337	183,869
	677,676	656,411	364,305	339,645

Costs and expenses:
Products	218,018	220,133	117,123	106,684
Services	297,617	277,050	153,766	145,642
Selling, general and administrative	82,317	78,259	41,320	43,039
Restructuring costs	6,084	—	6,084	—
Research and development	12,920	12,968	7,098	8,072
Amortization of purchased intangibles	7,830	7,707	4,266	3,668
	624,786	596,117	329,657	307,105

Operating income	52,890	60,294	34,648	32,540

Other income (expense):
Interest and dividend income	749	1,726	312	964
Interest expense	(1,516)	(678)	(654)	(331)
Other income (expense) - net	49	1,045	(53)	122

Income before income taxes	52,172	62,387	34,253	33,295

Income taxes	12,443	18,200	7,043	9,847

Net income	39,729	44,187	27,210	23,448

Less noncontrolling interest in income of VIE	125	96	52	51

Net income attributable to Cubic	$39,604	$44,091	$27,158	$23,397

Net income per share attributable to Cubic
Basic	$1.48	$1.65	$1.02	$0.88
Diluted	$1.48	$1.65	$1.02	$0.88

Dividends per common share	$0.12	$0.12	$0.12	$0.12

Weighted average shares used in per share calculations:
Basic	26,736	26,736	26,736	26,736
Diluted	26,736	26,736	26,736	26,736

Summary Results

The company’s three reportable segments are: Transportation Systems, Mission Support Services and Defense Systems. The following table presents sales, operating profits, and depreciation and amortization for each of the three business segments, in millions.

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Sales:
Transportation Systems	$257.4	$257.5	$138.8	$131.7
Mission Support Services	235.6	234.4	122.2	126.9
Defense Systems	184.4	164.0	103.2	80.7
Other	0.3	0.5	0.1	0.3
Total sales	$677.7	$656.4	$364.3	$339.6

Operating income (loss):
Transportation Systems	$45.4	$41.3	$32.2	$23.4
Mission Support Services	7.8	9.1	3.6	4.6
Defense Systems	1.5	12.1	0.3	6.1
Unallocated corporate expenses and other	(1.8)	(2.2)	(1.5)	(1.6)
Total operating income	$52.9	$60.3	$34.6	$32.5

Depreciation and amortization:
Transportation Systems	$1.5	$1.7	$1.0	$0.8
Mission Support Services	6.5	6.5	3.4	3.0
Defense Systems	2.9	2.5	2.1	1.3
Other	0.7	0.6	0.4	0.4
Total depreciation and amortization	$11.6	$11.3	$6.9	$5.5

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$148,605	$212,267
Restricted cash	68,833	68,749
Accounts receivable - net	414,066	350,697
Recoverable income taxes	5,600	7,083
Inventories - net	50,992	52,366
Deferred income taxes and other current assets	16,754	21,564
Total current assets	704,850	712,726

Long-term contract receivables	20,830	22,070
Long-term capitalized contract costs	51,805	26,875
Property, plant and equipment - net	54,732	55,327
Goodwill	185,589	146,933
Purchased intangibles - net	62,930	39,374
Other assets	19,507	23,012
	$1,100,243	$1,026,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$25,000	$—
Trade accounts payable	33,322	47,917
Customer advances	92,178	100,764
Accrued compensation and other current liabilities	128,096	108,668
Income taxes payable	7,094	20,733
Current portion of long-term debt	527	4,561
Total current liabilities	286,217	282,643

Long-term debt	52,502	6,942
Other long-term liabilities	67,918	66,390

Shareholders’ equity:
Common stock	12,633	12,574
Retained earnings	751,439	715,043
Accumulated other comprehensive loss	(34,464)	(21,148)
Treasury stock at cost	(36,078)	(36,078)
Shareholders’ equity related to Cubic	693,530	670,391
Noncontrolling interest in variable interest entity	76	(49)
Total shareholders’ equity	693,606	670,342
	$1,100,243	$1,026,317

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Operating Activities:
Net income	$39,729	$44,187	$27,210	$23,448
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,597	11,297	6,879	5,465
Changes in operating assets and liabilities	(107,297)	(95,392)	(63,944)	(30,444)
NET CASH USED IN OPERATING ACTIVITIES	(55,971)	(39,908)	(29,855)	(1,531)

Investing Activities:
Acquisition of businesses, net of cash acquired	(53,272)	—	(20,177)	—
Purchases of property, plant and equipment	(3,861)	(10,150)	(2,438)	(4,901)
Proceeds from sales or maturities of short-term investments	—	17,934	—	10,977
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(57,133)	7,784	(22,615)	6,076

Financing Activities:
Proceeds from short-term borrowings	70,000	—	45,000	—
Principal payments on short-term borrowings	(45,000)	—	(45,000)	—
Proceeds from long-term borrowings	50,000	—	50,000	—
Principal payments on long-term debt	(8,273)	(4,274)	(4,133)	(138)
Dividends paid	(3,208)	(3,208)	(3,208)	(3,208)
Net change in restricted cash	(84)	(68,584)	(313)	(68,584)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	63,435	(76,066)	42,346	(71,930)

Effect of exchange rates on cash	(13,993)	9,808	(15,387)	9,010

NET DECREASE IN CASH AND CASH EQUIVALENTS	(63,662)	(98,382)	(25,511)	(58,375)

Cash and cash equivalents at the beginning of the period	212,267	329,148	174,116	289,141

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$148,605	$230,766	$148,605	$230,766

Supplemental disclosure of non-cash investing and financing activities:

Liability incurred to acquire NEK	$19,552	$—	$—	$—
Receivable from the seller of NextBus	$682	$—	$682	$—